                                                                     Exhibit 11

                           CRA Managed Care, Inc.
          CALCULATION OF SHARES USED IN DETERMINING EARNINGS PER SHARE for the Three Months Ended March 31, 1996 and 1997

                                                              1996       1997
                                                           ---------   ---------
Weighted average number of shares of common
 stock outstanding during the period...................... 7,373,000   8,935,000

Common stock equivalents, under the
 treasury stock method.....................................  177,000     167,000
                                                          ----------  ----------
                                                           7,550,000   9,102,000
                                                          ----------  ----------
                                                          ----------  ----------

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